Exhibit 99.1

      Valley
      Detroit Diesel
      Allison
      425 South Hacienda Boulevard, City of Industry, California 91745
      (626) 333-1243  FAX (626) 369-7096


FEDERAL EXPRESS
---------------

July 18, 2003

James W. Storey
Chair of the Special Committee of the Board of Directors
Westerbeke Corporation
Three Saddle Ridge Road
Dover, Mass. 02030

RE:  New Offer by Valley Detroit Diesel Allison to
     Purchase the Stock of Westerbeke Corporation
     ------------------


Dear Mr. Storey:

      Valley Detroit Diesel Allison ("VDDA" or "We") is proposing to the special committee of the board of directors of Westerbeke Corporation ("WTBK") a new offer to purchase at least ninety (90%) percent of the outstanding stock of WTBK, on the terms and conditions set forth in this letter. The terms of the proposal set forth in this letter are conditioned upon the assets and liabilities of WTBK being substantially consistent with the assets and liabilities disclosed on WTBK's second quarter financial statement set forth in the Form 10Q dated April 26, 2003. Upon acceptance of our offer by your special committee, we would require a reasonable period with which to complete our due diligence review of WTBK's business, assets and liabilities.

      1. VDDA will pay WTBK the sum of $3.70 in cash at closing multiplied by the number of shares of WTBK common stock tendered. As noted, VDDA's obligation to close the transaction would be conditioned on the tender of at least 90% of the outstanding shares.

      2. VDDA's proposed offer is based on the total of WTBK's liabilities being substantially as stated on WTBK's balance sheet, in the approximate amount of $7.2 million (based on WTBK's second quarter 2003 Form 10Q dated as of April 26, 2003).

      3. WTBK would retain through the closing all of the assets on the WTBK balance sheet and all of WTBK's off-balance sheet assets and intangibles, including but not limited to intellectual property,  service
marks,  trademarks,   patents, copyrights, as well


------------------------------Distributor for:-----------------------------
               DETROIT DIESEL CORPORATION   DEUTZ CORPORATION
             ELECTRO-MOTIVE & ALLISON TRANSMISSION, DIVISIONS OF
                         GENERAL MOTORS CORPORATION


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Valley

      James W. Storey
      New Offer to Purchase Stock of Westerbeke
      July 18, 2003
      Page 2

as any rights, claims and choses in action. The assets will be held at all times by WTBK free and clear of all secured and unsecured debts, mortgages, pledges, liens, charges, security interests, encumbrances and obligations of any kind or nature whatsoever.

      4. WTBK will agree, if so requested by VDDA, to join VDDA in an election under Section 338(h)(10) of the Internal Revenue Code and if necessary any analogous state tax provision.

      5. Our offer is conditioned on the approval of this proposal by WTBK's special committee of the board of directors and the unanimous approval of the non-employee members of the board of directors.

      6. Once our proposal receives the approval of the special committee and the non-employee directors, VDDA would prepare and file the appropriate filings with the Securities and Exchange Commission for the purchase of the shares.

      7. We will conduct our due diligence as quickly as possible. We request immediate access to WTBK to obtain (a) interviews with key employees, management and WTBK advisors, (b) accounting diligence, and (c) customary legal and environmental review.

      8. We will enter into a standard form non-disclosure agreement in a form acceptable to WTBK's counsel prior to commencing our due diligence review.

      9. The terms of this proposal will not be changed, and is subject to the agreement of the special committee and the non-employee directors to the foregoing terms, the successful completion of our due diligence review and the tender of the requisite number of shares.

      10. We are ready to perform financially and are willing to provide you with substantiation upon request.

      11. Based on the terms outlined in this letter, upon the tender of the requisite number of shares, the parties will proceed to negotiate a mutually satisfactory stock purchase agreement (the "Definitive Agreement"). The Definitive Agreement will contain terms, conditions, representations, warranties, covenants and non-competition provisions customary and appropriate for the type of transaction contemplated.

      12. Between the date of this letter and the closing date of the Definitive Agreement, WTBK will have conducted its business and affairs only in the ordinary and


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Valley

      James W. Storey
      New Offer to Purchase Stock of Westerbeke
      July 18, 2003
      Page 3

usual course, will not have engaged in any activity or entered into any transaction outside of the ordinary and usual course of business and will not have increased the compensation of any director or officer or of any other employee, contractor or other person or entity. Prior to the Closing Date, WTBK shall preserve and keep intact its business organization, to keep available to WTBK the services of its present employees and contractors, including its officers, and to preserve for VDDA the good will of the contractors, customers, suppliers, creditors and others having
business relations with WTBK.   In particular, WTBK will not transfer or
sell any of its assets other than retail sales in the ordinary course of business.

      13. This letter states VDDA's proposal to the special committee and is not itself a tender offer, which is conditioned on the approvals of the special committee and the non-employee directors. This letter does not set forth all of the matters upon which agreement must be reached in order for the proposed transaction to be consummated.

      Our terms, as set forth above, offer several collateral benefits for the WTBK shareholders, including (a) higher net proceeds to the WTBK shareholders, (b) the lowering of costs associated with the acquisition,
(c) the elimination of potential liabilities and (d) improvement of (rather than harming) the defendant's position in the lawsuit arising from the terms of Westerbeke Acquisition Corporation's offer to acquire the shares of WTBK. We believe our offer will result in a substantially greater economic benefit to all of the shareholders of WTBK without exposing them to any higher risk or detriment. In addition we strongly believe that VDDA brings significant resources and collateral benefits to the operations of WTBK including its employees. It is VDDA's intent to restore the operations of WTBK to profitability through the utilization of its existing plant.

      The Agreement and Plan of Merger obligates your committee to recommend to the shareholders the "Superior Acquisition Proposal". Our proposal is demonstrably better than the offer from WAC and it will "provide greater value to the Company's stockholders than the transaction contemplated by the Agreement and Plan of Merger." Our proposal has been reformatted as a stock purchase offer, partially, in response to the suggestion in your letter of July 14, 2003 and, more importantly, to reinforce with absolute clarity that our offer is 23.33% of greater value or approximately $1.4 million more than the transaction contemplated by the current Agreement and Plan of Merger.

      We are ready, willing and able to consummate the offer as set forth in this letter. We urge your committee to discharge its duty in good faith to obtain the fair price for WTBK's assets and accept our superior acquisition proposal.


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Valley

      James W. Storey
      New Offer to Purchase Stock of Westerbeke
      July 18, 2003
      Page 4

      We would like to afford you a reasonable opportunity to consider our proposal. We therefore will hold this offer open through 3 P.M. (EDT)/12 P.M. (PDT) on Thursday July 31, 2003 for you to let us know your response to this proposal for VDDA to offer to acquire the stock of WTBK.

                                  Very truly yours,

                                  VALLEY DETROIT DIESEL ALLISON


                                  By: /s/ Michael P. Barnett
                                      -------------------------------------
                                      Michael P. Barnett, President

Accepted and Agreed to:

WESTERBEKE CORPORATION


By: _________________________


Date: _______________________


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